As filed with the Securities and Exchange Commission on February 16, 2010

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kennedy-Wilson Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4743916
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9701 Wilshire Blvd., Suite 700

Beverly Hills, CA 90212

(310) 887-6400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. McMorrow

Chief Executive Officer

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Blvd., Suite 700

Beverly Hills, CA 90212

(310) 887-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Gerald Chizever, Esq.

Lawrence Venick, Esq.

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, CA

(310) 282-2000

(310) 282-2200 — Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share, underlying Warrants	4,993,471(2)	$9.31(4)	$46,489,215.01(4)	$3,314.68
Common Stock, $0.0001 par value per share	4,070,058(3)	$9.31(4)	$37,892,239.98(4)	$2,701.72
Warrants	4,993,471(5)	(6)	(6)	(6)

(1)	In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving Common Stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2)	Represents shares of Common Stock of the registrant underlying warrants being registered for resale that have been issued in connection with a private placement.
(3)	Represents shares of the Common Stock of the registrant being registered for resale that have been issued to the selling stockholders named in this registration statement.
(4)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low price of the common stock of the registrant as reported on NYSE Amex on February 10, 2010.
(5)	Represents warrants of the registrant being registered for resale that have been issued to the selling stockholders named in this registration statement.
(6)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required with respect to the Warrants.

Pursuant to Rule 429, this registration statement is a post-effective amendment of registration statement no. 333-145110 and contains a combined prospectus that covers 12,756,529 shares of common stock registered on the registrant’s registration statement no. 333-145110, as more specifically set forth below, in addition to 9,063,529 shares of common stock being registered hereunder as set forth above, for a total of 21,820,058 shares of common stock, and 4,993,471 warrants being registered hereunder as set forth above.

Title of class of securities registered on Registration Statement No. 333-145110	Amount registered on Registration Statement No. 333-145110
Common Stock, $0.0001 par value per share underlying Warrants	12,756,529 shares (1)(2)

(1)	In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2)	Represents shares of common stock issuable upon the exercise of warrants which were issued in our initial public offering pursuant to a prospectus dated November 14, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject To Completion, Dated February 16, 2010

Preliminary Prospectus

21,820,058 Shares of Common Stock

4,993,471 Warrants

KENNEDY-WILSON HOLDINGS, INC.

This prospectus relates to 4,993,471 warrants and 21,820,058 shares of common stock of Kennedy-Wilson Holdings, Inc., a Delaware corporation (“Kennedy-Wilson”, the “Company”, “we”, “us”, or “our”) consisting of:

•

4,993,471 shares of common stock that may be sold from time to time by the Selling Security Holders named in this prospectus, which are issuable upon the exercise of outstanding warrants issued in a private placement to our founding stockholders;

•

12,756,529 shares of common stock of Kennedy-Wilson, which are issuable upon the exercise of outstanding warrants issued in our initial public offering pursuant to a prospectus dated November 14, 2007; and

•	4,070,058 shares of common stock that may be sold from time to time by the Selling Security Holders named in this prospectus.

Initially, we issued 5,250,000 warrants, or the sponsor warrants, in a private placement to our founding stockholders and 25,000,000 warrants, or the public warrants, in our initial public offering. In connection with our merger with Kennedy-Wilson, Inc., on November 13, 2009, we redeemed an aggregate of 12,500,000 warrants, of which 12,243,471 were public warrants. As of February 5, 2010, there are 4,993,471 sponsor warrants and 12,756,529 public warrants outstanding.

The prices at which the Selling Security Holders may sell their securities will be determined by the prevailing market price for the securities or pursuant to privately negotiated transactions. Information regarding the Selling Security Holders and the times and manner in which they may offer and sell the securities under this prospectus is provided under “Selling Security Holders” in this prospectus.

We will not receive any of the proceeds from the sale of the securities under this prospectus, although we could receive up to $62,418,387.50 upon the exercise of all of the warrants held by the Selling Security Holders and $159,456,612.50 upon the exercise of all of the outstanding warrants issued in our initial public offering pursuant to a prospectus dated November 14, 2007. Any amounts we receive from such exercises will be used for general working capital purposes.

Our common stock and warrants are traded on the American Stock Exchange under the symbols “KWIC” and “KWIC.WS”, respectively. On February 5, 2010, the closing sale price of our common stock and warrants were $9.30 and $0.63, respectively. You are urged to obtain current market quotations of our common stock and warrants before purchasing any of the securities being offered for sale pursuant to this prospectus.

The Selling Security Holders, and any broker-dealer executing sell orders on behalf of the Selling Security Holders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

INVESTING IN OUR SECURITIES IS HIGHLY RISKY. YOU SHOULD INVEST IN OUR SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

You should rely only on the information contained in this prospectus. We have not, and no underwriters have, authorized anyone to provide you with different information. We are not, and no underwriters are, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes incorporated by reference in this prospectus, before investing. Except as otherwise provided, references in this prospectus to “we”, “us” or “our company” refer to Kennedy-Wilson Holdings, Inc. together with its subsidiaries and affiliated entities.

Kennedy-Wilson Holdings, Inc. is a holding company whose primary business operations are conducted through its wholly owned subsidiary, Kennedy-Wilson, Inc.

Kennedy-Wilson Holdings, Inc. was incorporated in Delaware on July 9, 2007, under the name “Prospect Acquisition Corp.” as a blank check company to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the financial services industry.

On November 13, 2009, KW Merger Sub Corp., a wholly owned subsidiary of Prospect Acquisition Corp., merged with and into Kennedy-Wilson, Inc., resulting in Kennedy-Wilson, Inc. becoming a wholly owned subsidiary of Prospect Acquisition Corp. Promptly after the merger, we changed our name to “Kennedy-Wilson Holdings, Inc.” Prior to the business combination with Kennedy-Wilson, Inc., Kennedy-Wilson Holdings, Inc. had no operating business.

Founded in 1977, Kennedy-Wilson, Inc. is a diversified, international real estate company that provides investment and real estate services. Kennedy-Wilson, Inc. has grown from an auction business in one office into a vertically-integrated operating company with over 300 professionals in 21 offices throughout the U.S. and Japan. Kennedy-Wilson, Inc. is an industry leader, currently owning real estate (through its closed-end funds and joint ventures) and managing over 40 million square feet of residential, multifamily and commercial real estate, including 10,000 apartment units, throughout the U.S. and Japan.

Our principal executive offices are located at 9701 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212 and our telephone number is (310) 887-6400. Our website is http://www.KennedyWilson.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Securities offered:

4,993,471 warrants and 21,820,058 shares of common stock, par value $0.0001, consisting of:

•       4,993,471 shares of common stock underlying warrants purchased by our founding stockholders in a private placement;

•       12,756,529 shares of common stock underlying warrants issued in our initial public offering pursuant to a prospectus dated November 14, 2007; and

•       4,070,058 shares of common stock purchased by our founding stockholders in a private placement and issued to certain of our officers and directors in connection with our merger with Kennedy-Wilson, Inc.

American Stock Exchange symbols:	KWIC; KWIC.WS

Use of Proceeds:	We will not receive any of the proceeds from the sale of the securities under this prospectus, although we could receive up to $62,418,387.50 upon exercise of all of the warrants held by the Selling Security Holders and $159,456,612.50 upon exercise of all of the outstanding warrants issued in our initial public offering pursuant to the prospectus dated November 14, 2007. Any amounts we receive from such exercised will be used for general working capital purposes.

Risk Factors:

An investment in our securities is subject to a number of risks. Before making an investment in our securities, you should carefully consider the following risks and the other risks set forth in the section entitled “Risk Factors” beginning on page 5 of this prospectus:

•       Our business is dependent upon general economic conditions and the real estate industry, particularly in California, which have experienced significant declines. A continued downturn in the economy and the real estate industry is likely to materially and adversely affect our revenues due to a number of factors including declining rents, decrease in property management fees and brokerage commissions, lower sale prices for properties owned by us independently or through joint ventures and lesser availability of loans with favorable terms.

•       The real estate investment and services industry in which we operate presents numerous significant risks, including risks related to suffering losses on property acquisitions and dispositions, renovating development projects, volatility of operating results, the high level of competition, maintaining client relationships in connection with real estate services and potential liability resulting from breaches of contractual obligations or violations of various laws and regulations.

•       In order to execute our planned investment strategy, in the next 12 to 18 months, we will require between approximately $650 million and $1.3 billion in third-party equity and between approximately $1.3 billion and $2.6 billion of third party debt. We may not be able to obtain the additional capital required to execute its investment strategy on favorable terms or at all.

•       We face a number of additional risks associated with our operations in Japan, including risks related to exchange rate fluctuations, managing operations internationally, foreign laws and regulations and potentially adverse tax consequences.

•       We make and acquire debt as part of our business strategy. We may face losses on our debt investments due to payment default and failure to collect on collateral, particularly due to the fact that our interests in such debt are often times subordinate to senior lenders.

•       We make a number of our investments through joint ventures with unaffiliated third parties, who may become financially unstable or take actions contrary to our best interests. As a result, the success of our joint ventures, to some degree, is outside of our control.

•       We are highly dependent upon certain key personnel, who have vast experience and relationships in the real estate industry. A loss of one or more key employees could have a material adverse impact on our operations.

•       In connection with our real estate investments, Kennedy-Wilson has incurred significant amounts of debt and guaranteed a number of loans. These debt and guarantee obligations could impair our cash flows and may require significant future payments. In addition, lenders impose significant operating covenants as a condition to entering into loans, which could materially restrict our business.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Related to Our Business

The success of our business is significantly related to general economic conditions and the real estate industry and, accordingly, our business has been and could continue to be harmed by the economic slowdown and downturn in real estate asset values, property sales and leasing activities.

Our business is closely tied to general economic conditions and the real estate industry. As a result, our economic performance, the value of our real estate and real estate secured notes, and our ability to implement our business strategies may be affected by changes in national and local economic conditions. The condition of the real estate markets in which we operate tends to be cyclical and related to the condition of the economy in the U.S. and Japan as a whole and to the perceptions of investors of the overall economic outlook. Rising interest rates, declining demand for real estate or periods of general economic slowdown or recession have had a direct negative impact on the real estate market in the past and a recurrence of these conditions in the U.S. or a deeper recession in Japan could result in a reduction in our revenues. In addition, the economic condition of each local market where we operate may be dependent on one or more industries. Our ability to change our portfolio promptly in response to economic or other conditions is limited. Certain significant expenditures, such as debt service costs, real estate taxes, and operating and maintenance costs are generally not reduced when market conditions are poor. These factors would impede us from responding quickly to changes in the performance of our investments and could adversely impact our business, financial condition and results of operations. We have experienced in past years, are currently experiencing, and expect in the future to be negatively impacted by, periods of economic slowdown or recession, and corresponding declines in the demand for real estate and related services, within the markets in which we operate. The current economic recession has been extraordinary for its worldwide scope, its severity and its impact on major financial institutions, among other aspects. The current recession and the downturn in the real estate market have resulted in and/or may continue to result in:

•	a general decline in rents due to defaulting tenants or less favorable terms for renewed or new leases;

•	fewer purchases and sales of properties by clients, resulting in a decrease in property management fees and brokerage commissions;

•	a decline in actual and projected sale prices of our properties resulting in lower returns on the properties in which we have invested;

•

higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans and mezzanine financing, all of which could increase costs and could limit our ability to acquire additional real estate assets; and

•	a decrease in the availability of lines of credit and other sources of capital used to purchase real estate investments and distressed notes.

We could lose part or all of our investment in the real estate properties we have interests in, which could have a material adverse effect on our financial condition and results of operations.

There is the inherent possibility in all of our real estate investments that we could lose all or part of our investment. Real estate investments are generally illiquid, which may affect our ability to change our portfolio in response to changes in economic and other conditions. Moreover, in our joint ventures and funds that invest in real estate, we may not be able to unilaterally decide the timing of the disposition of an investment, and as a result, may not control when and whether any gain will be realized or loss avoided. The value of our investments can also be diminished by:

•	civil unrest, acts of war and terrorism and acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured or underinsured losses);

•

the impact of present or future legislation in the U.S. or in Japan (including environmental regulation, changes in laws concerning foreign ownership of property, changes in real estate tax rates, changes in zoning laws and laws requiring upgrades for disabled persons) and the cost of compliance with these types of legislation; and

•	liabilities relating to claims to the extent insurance is not available or is inadequate.

We may be unsuccessful in renovating the development properties we acquire resulting in investment losses.

Part of our investment strategy is to locate and acquire real estate assets that we believe are undervalued and to improve them to increase their resale value. We face risks arising from the acquisition of properties not yet fully developed or in need of substantial renovation or redevelopment, particularly the risk that we overestimate the value of the property and the risk that the cost or time to complete the renovation or redevelopment will exceed the budgeted amount. Such delays or cost overruns may arise from:

•	shortages of materials or skilled labor;

•	a change in the scope of the original project;

•	the difficulty in obtaining necessary zoning, land-use, environmental, building, occupancy and other governmental permits and authorization;

•	the discovery of structural or other latent defects in the property once construction has commenced; and

•	delays in obtaining tenants.

Any failure to complete a redevelopment project in a timely manner and within budget or to sell or lease the project after completion could have a material adverse effect upon our business, results of operation and financial condition.

We may not recover part or any of our investment in the mezzanine loans we make or acquire due to a number of factors including the fact that such loans are subordinate to the interests of senior lenders.

We have made and expect to continue to make or acquire mezzanine loans, which are loans that are secured by real property, but are subject to the interests of lenders who are senior to us. These mezzanine loans are considered to involve a high degree of risk compared to other types of loans secured by real property. This is due to a variety of factors, including that a foreclosure by the holder of the senior loan could result in its mezzanine loan becoming uncollectible. Accordingly, we may not recover the full amount, or any, of our investment in mezzanine loans. In addition, mezzanine loans may have higher loan to value ratios than conventional term loans.

Our operations in Japan subject us to additional social, political and economic risks associated with conducting business in foreign countries, which may materially adversely effect our business and results of operations.

One of our strategies for the future is to continue our operations and investments in Asia, particularly in Japan. In furtherance of this strategy, we expect to commit additional resources to expand our sales and marketing activities in Japan and expand our service offerings and products in selected markets throughout Asia. If we are successful in implementing this strategy, the increased scope of our international operations may lead to more volatile financial results and difficulties in managing our businesses. This volatility and difficulty could be caused by, among other things, the following:

•	restrictions and problems relating to the repatriation of profits;

•	difficulties and costs of staffing and managing international operations;

•	the burden of complying with multiple and potentially conflicting laws;

•	laws restricting foreign companies from conducting business and unexpected changes in regulatory requirements;

•	the impact of different business cycles and economic instability;

•	political instability and civil unrest;

•

greater difficulty in perfecting our security interests, collecting accounts receivable, foreclosing on security and protecting our interests as a creditor in bankruptcies in certain geographic regions;

•	potentially adverse tax consequences;

•	share ownership restrictions on foreign operations;

•	Japanese property and income taxes, tax withholdings and tariffs; and

•	geographic, time zone, language and cultural differences between personnel in different areas of the world.

The current economic downturn has significantly affected countries throughout Asia, including Japan. The worldwide recession has led to falling stock prices and asset values in Asia and reduced economic growth prospects in Asia. Several property markets in Asia have been affected by real estate developments that resulted in an oversupply of completed or partially completed space. Property prices have fallen along with prices of other investments and asset values.

Our joint venture activities subject us to unique third-party risks, including risks that other participants may become bankrupt or take action contrary to our best interests.

We have utilized joint ventures for large commercial investments and real estate developments. We plan to continue to acquire interests in additional limited and general partnerships, joint ventures and other enterprises, collectively referred to herein as “joint ventures”, formed to own or develop real property or interests in real property or note pools. It is our strategy in Japan to invest primarily through joint ventures. We have acquired and may acquire minority interests in joint ventures and we may also acquire interests as a passive investor without rights to actively participate in management of the joint ventures. Investments in joint ventures involve additional risks, including the possibility that the other participants may become bankrupt or have economic or other business interests or goals which are inconsistent with ours, that we will not have the right or power to direct the management and policies of the joint ventures and that other participants may take action contrary to our instructions or requests and against our policies and objectives. Should a participant in a material joint venture act contrary to our interest, it could have a material adverse effect upon our business, results of operations and financial condition. Moreover, we cannot be certain that we will continue these investments, or that we can identify suitable joint venture partners and form new joint ventures in the future.

We purchase distressed notes that have a higher risk of default and delinquencies than newly originated loans and as a result, we may lose part or all of our investment in such notes.

We may purchase notes that are unsecured or secured by real or personal property. These notes are generally non-performing or sub-performing, and often are in default at the time of purchase. In general, the distressed notes we acquire are highly speculative investments and have a greater than normal risk of future defaults and delinquencies as compared to newly originated loans. Returns on loan investments depend on the borrower’s ability to make required payments or, in the event of default, our security interests, if any, and our ability to foreclose and liquidate whatever property may be securing the note. We cannot be sure that we will be able to collect on a defaulted loan or foreclose on security successfully or in a timely fashion. There may also be instances when we are able to acquire title to an underlying property and sell it, but not make a profit on its investment.

We may not be successful in competing with companies in the real estate services and investment industry, some of which may have substantially greater resources than we do.

Real estate services and investment businesses are highly competitive. Our principal competitors include both large multinational companies and national and regional firms, such as Jones Lang LaSalle, Inc., and CB Richard Ellis, Inc. Many of our competitors have greater financial resources and broader global presences than we do. We compete with companies in the U.S., and to a limited extent, in Japan, with respect to:

•	selling commercial and residential properties on behalf of customers through brokerage and auction services;

•	leasing and property management, including construction and engineering services;

•	purchasing commercial and residential properties, as well as undeveloped land for our own account; and

•	acquiring secured and unsecured loans.

Our property management operations must compete with a growing number of national firms seeking to expand market share. There can be no assurance that we will be able to continue to compete effectively, maintain current fee levels or arrangements, continue to purchase investment property profitably or avoid increased competition.

If we are unable to maintain or develop new client relationships, our property management business and financial condition could be substantially impaired.

We are highly dependent on long-term client relationships and on revenues received for services under various property management agreements with third-party owners of properties. A considerable amount of our revenues are derived from fees related to these agreements.

The majority of our property management agreements are cancelable prior to their expiration by the client for any reason on as little as 30 to 60 days’ notice. These contracts also may not be renewed when their respective terms expire. If we fail to maintain existing relationships, fail to develop and maintain new client relationships or otherwise lose a substantial number of management agreements, we could experience a material adverse change in its business, financial condition and results of operations.

Decreases in the performance of the properties we manage are likely to result in a decline in the amount of property management fees and leasing commissions we generate.

Our property management fees are generally structured as a percentage of the revenues generated by the properties that we manage. Similarly, our leasing commissions typically are based on the value of the lease commitments. As a result, our revenues are adversely affected by decreases in the performance of the properties we manage and declines in rental value. Property performance will depend upon, among other things, our ability to control operating expenses (some of which are beyond our control), financial conditions generally and in the specific areas where properties are located and the condition of the real estate market generally. If the performance or rental values of the properties we manage decline, the management fees and leasing commissions we derive from such properties could be materially adversely affected.

Our leasing activities are contingent upon various factors including tenant occupancy and rental rates, which if adversely affected, could cause our operating results to suffer.

A significant portion of our property management business involves facilitating the leasing of commercial space. In certain areas of operation, there may be inadequate commercial space to meet demand and there is a potential for a decline in the number of overall lease and brokerage transactions. In areas where the supply of commercial space exceeds demand, we may not be able to renew leases or obtain new tenants for our owned and managed rental properties as leases expire. Moreover, the terms of new leases and renewals (including renovation costs or costs of concessions to tenants) may be less favorable than current leases. Our revenues may be adversely affected by the failure to promptly find tenants for substantial amounts of vacant space, if rental rates on new or renewal leases are significantly lower than expected, or if reserves for costs of re-leasing prove inadequate. We cannot be sure that we can continue to lease properties for our clients and for our own account in a profitable manner.

Our ability to lease properties also depends on:

•	the attractiveness of the properties to tenants;

•	competition from other available space;

•	our ability to provide for adequate maintenance and insurance and to pay increased operating expenses which may not be passed through to tenants;

•	the availability of capital to periodically renovate, repair and maintain the properties, as well as for other operating expenses; and

•	the existence of potential tenants desiring to lease the properties.

If we are unable to identify, acquire and integrate suitable acquisition targets, our future growth will be impeded.

Acquisitions and expansion have been, and will continue to be, a significant component of our growth strategy for the future. While maintaining our existing business lines, we intend to continue to pursue a sustained growth strategy by increasing revenues from existing clients, expanding the breadth of our service offerings, seeking selective co-investment opportunities and pursuing strategic acquisitions.

Our ability to manage our growth will require us to effectively integrate new acquisitions into our existing operations while managing development of principal properties. We expect that significant growth in several business lines occurring simultaneously will place substantial demands on its managerial, administrative, operational and financial resources. We cannot be sure that we will be able to successfully manage all factors necessary for a successful expansion of our business. Moreover, our strategy of growth depends on the existence of and our ability to identify attractive and synergistic acquisition targets. The unavailability of suitable acquisition targets, or our inability to find them, may result in a decline in business, financial condition and results of operations.

Our business is highly dependent upon the economy and real estate market in California which has recently experienced a significant downturn and are vulnerable to future decline.

We have a high concentration of our business activities in California. Consequently, our business, results of operations and financial condition are dependent upon general trends in the Californian economy and real estate market. The California economy has experienced a significant downturn in the current recession and a sustained decline in the value of California real estate. Real estate market declines in California have become so severe that the market value of a number of properties securing loans has become significantly less than the outstanding balances of those loans. Real estate market declines may negatively affect our ability to sell property at a profit. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes, floods, wild fires and erosion-caused mudslides. The existence of adverse economic conditions or the occurrence of natural disasters in California could have a material adverse effect on our business, financial condition and results of operations.

Our auction services business has historically been countercyclical, and as a result, our operating results may be adversely affected when general economic conditions are improving.

Our results of operations are dependent on the performance of our auction services group, which historically has been countercyclical. Our auction services group has recently experienced an increase in revenues due to, among other things, the substantial increase in the number of foreclosures stemming from the current economic crisis. Improvements in general economic conditions may cause auction service revenues to decrease, which could cause a material adverse impact on our results of operations.

We own real estate properties located in Hawaii, which subjects us to unique risks relating to, among other things, the current recession in Hawaii, Hawaii’s economic dependence on fluctuating tourism, the isolated location of Hawaii and the potential for natural disasters.

We conduct operations and own properties in Hawaii. Consequently, our business, results of operations and financial condition are dependent upon and affected by general trends in the Hawaiian economy and real estate market. The Hawaiian economy has experienced a significant downturn in the current recession and a sustained decline in the value of Hawaiian real estate. Real estate market declines may negatively affect our ability to sell property at a profit. In addition, Hawaii’s economy is largely dependent upon tourism, which is subject to fluctuation and has recently experienced a significant drop. Hawaii historically has also been vulnerable to certain natural disaster risks, such as tsunamis, hurricanes and earthquakes, which could cause damage to properties owned by us or property values to decline in general. Hawaii’s remote and isolated location also may create additional operational costs and expenses, which could have a material adverse impact on our financial results.

We have certain obligations in connection with our real estate brokerage services which could subject us to liability in the event litigation is initiated against us for an alleged breach of any such obligation.

As a licensed real estate broker, we and our licensed employees are subject to certain statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties they brokered or managed. In addition, we may become subject to claims by participants in real estate sales claiming that we did not fulfill our statutory obligations as a broker.

We may become subject to claims for construction defects or other similar actions in connection with the performance of our property management services.

In our property management capacity, we hire and supervise third-party contractors to provide construction and engineering services for our properties. While our role is limited to that of a supervisor, we cannot be sure that we will not be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could have a material adverse effect on our business, financial condition and results of operations.

Our properties may subject us to potential environmental liability.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the clean up of hazardous or toxic substances and may be liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by governmental entities or third parties in connection with the contamination. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances, even when the contaminants were associated with previous owners or operators. The costs of investigation, remediation or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate those substances, may adversely affect the owner’s or operator’s ability to sell or rent the affected property or to borrow using the property as collateral. The presence of contamination at a property can impair the value of the property even if the contamination is migrating onto the property from an adjoining property. Additionally, the owner of a site may be subject to claims by parties who have no relation to the property based on damages and costs resulting from environmental contamination emanating from the site.

In connection with the direct or indirect ownership, operation, management and development of real properties, we may be considered an owner or operator of those properties or as having arranged for the disposal or treatment of hazardous or toxic substances. Therefore, we may be potentially liable for removal or remediation costs.

Certain federal, state and local laws, regulations and ordinances also govern the removal, encapsulation or disturbance of asbestos-containing materials during construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. We may be potentially liable for those costs for properties that we own. In the past, we have been required to remove asbestos from certain buildings that we own. There can be no assurance that in the future we will not be required to remove asbestos from our buildings or incur other substantial costs of environmental remediation.

Before consummating the acquisition of a particular piece of property, it is our policy to retain independent environmental consultants to conduct a thorough environmental review of the property to check for contaminants, including performing a Phase I environmental review. These assessments have included, among other things, a visual inspection of the properties and the surrounding area and a review of relevant federal, state and historical documents. To date, the assessments we have had done have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations as a whole, nor are we aware of any material environmental liability of the types described. Nevertheless, it is possible that the assessments we commissioned do not reveal all environmental liabilities or that there are material environmental liabilities of which we are currently unaware. There can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of those properties, or by unrelated third parties. We have not been notified by any governmental authority, and are not otherwise aware of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of our properties. There can be no assurance that federal, state and local agencies or private plaintiffs will not bring these types of actions in the future, or that those actions, if adversely resolved, would not have a material adverse effect on our business, financial condition and results of operations.

We may incur unanticipated expenses relating to laws benefiting disabled persons.

The Americans with Disabilities Act, or the ADA, generally requires that public accommodations such as hotels and office buildings be accessible to disabled people. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. If, however, our properties are not in compliance with the ADA, the U.S. federal government could fine us or private litigants could be awarded money damages. If we are required to make substantial alterations to one or more of our properties, our results of operations could be materially adversely affected.

We may incur significant costs complying with laws, regulations and covenants that are applicable to our properties and operations.

The properties in our portfolio and our operations are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Such laws and regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. There can be no assurance that existing laws and regulations will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Our failure to obtain required permits, licenses and zoning relief or to comply with applicable laws could have a material adverse effect on its business, financial condition and results of operations.

Our property insurance coverages are limited and any uninsured losses could cause us to lose part or all of our investment in our insured properties.

We carry comprehensive general liability coverage and umbrella coverage on all of our properties of which we own more than 50% with limits of liability which we deem adequate and appropriate under the circumstances (subject to deductibles) to insure against liability claims and provide for the cost of legal defense. There are, however, certain types of extraordinary losses that may be either uninsurable, or that are not generally insured because it is not economically feasible to insure against those losses. Should any uninsured loss occur, we could lose our investment in, and anticipated revenues from, a property, which loss or losses could have a material adverse effect on our operations. Currently, we also insure some of our properties for loss caused by earthquake in levels we deem appropriate and, where we believe necessary, for loss caused by flood. We cannot be sure that the occurrence of an earthquake, flood or other natural disaster will not have a materially adverse effect on our business, financial condition and results of operations.

Risks Related to Our Company

If we are unable to raise additional debt and equity capital, our results of operations could suffer.

We depend upon third-party equity and debt financings to acquire properties through our investment business, which is a key driver of future growth. We estimate that in the next 12 to 18 months our acquisition plan will require between approximately $650 million and $1.3 billion in third-party equity and between approximately $1.3 billion and $2.6 billion in third-party debt. We expect to obtain debt financing from seller financing, the assumption of existing loans, government agencies and financial institutions. We expect to obtain equity financing from separate account investors and fund investors, which include pension funds, family offices, financial institutions, endowments and money managers. Our access to capital funding is uncertain. The current global economic crisis has resulted in a severe tightening of the credit markets as well as other sources of capital. Our inability to raise additional capital on terms reasonably acceptable to us could jeopardize the future success of our business.

The loss of one or more key personnel could have a material adverse effect on our operations.

Our continued success is dependent to a significant degree upon the efforts of our senior executives, who have each been essential to our business. Certain of our executives have employment contracts with us that are renewable annually. The departure of all or any of our executives for whatever reason or the inability of all or any of them to continue to serve in their present capacities or our inability to attract and retain other qualified personnel could have a material adverse effect upon our business, financial condition and results of operations. Our executives have built highly regarded reputations in the real estate industry. Our executives attract business opportunities and assist both in negotiations with lenders and potential joint venture partners and in the representation of large and institutional clients. If we lost their services, our relationships with lenders, joint venturers and clients would diminish significantly.

In addition, certain of our officers have strong regional reputations and they aid in attracting and identifying opportunities and negotiating for us and on behalf of our clients. In particular, we view the establishment and maintenance of strong relationships through certain officers as critical to our success in the Japanese market. As we continue to grow, our success will be largely dependent upon our ability to attract and retain qualified personnel in all areas of business. We cannot be sure that we will be able to continue to hire and retain a sufficient number of qualified personnel to support or keep pace with planned growth.

Our revenues and earnings may be materially and adversely affected by fluctuations in foreign currency exchange rates due to our international operations.

Our revenues from non-U.S. operations have been primarily denominated in the local currency where the associated revenues were earned. Thus, we may experience significant fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates. To date, our foreign currency exposure has been limited to the Japanese Yen. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, there can be no assurance that we will not experience currency losses in the future, nor can we predict the effect of exchange rate fluctuations upon future operating results. Our management may decide to use currency hedging instruments from time to time including foreign currency forward contracts, purchased currency options (where applicable) and foreign currency borrowings. The economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates, which could impact cash flow relative to paying down debt, and unexpected changes in our underlying net asset position. There can be no assurance that any hedging will be effective.

Our operating results are subject to significant volatility from quarter to quarter as a result of the varied timing and magnitude of our strategic acquisitions and dispositions.

We have experienced a fluctuation in our financial performance from quarter to quarter due in part to the significance of revenues from the sales of real estate on overall performance. The timing of purchases and sales of our real estate investments has varied, and will continue to vary, widely from quarter to quarter due to variability in market opportunities, changes in interest rates, and the overall demand for residential and commercial real estate, among other things. While these factors have contributed to us experiencing increased operating income and earnings in the fourth quarter in past years, there can be no assurance that we will continue to perform better in the fourth quarter.

In addition, the timing and magnitude of brokerage commissions paid to us may vary widely from quarter to quarter depending upon overall activity in the general real estate market and the nature of our brokerage assignments, among other things.

We have in the past and may continue in the future to incur significant amounts of debt to finance acquisitions, which could negatively affect our cash flows and subject our properties or other assets to the risk of foreclosure.

We have historically financed new acquisitions and property purchases with cash derived from secured and unsecured loans and lines of credit. For instance, we typically purchase real property with loans secured by a mortgage on the property acquired. We anticipate continuing this trend. We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and board of directors have discretion to increase the amount of our outstanding debt at any time. We could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect results of operations and increase the risk of default on debt.

Much of our debt bears interest at variable rates. As a result, we are subject to fluctuating interest rates that may impact, adversely or otherwise, results of operations and cash flows. We may be subject to risks normally associated with debt financing, including the risk that cash flow will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness on our properties will not be able to be refinanced or that the terms of available new financing will not be as favorable as the terms of existing indebtedness. If we are unable to satisfy the obligations owed to any lender with a lien on one of our properties, the lender could foreclose on the real property or other assets securing the loan and we would lose that property or asset. The loss of any property or asset to foreclosure could have a material adverse effect on our business, financial condition and results of operations.

We have guaranteed a number of loans in connection with various joint venture partnerships which may result in us being obligated to make substantial payments.

We have provided guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential amount of future payments (undiscounted) we could be required to make under the guarantees was approximately $37 million at September 30, 2009. The guarantees expire by the year end of 2011 and our performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property. If we were to become obligated to perform on these guarantees, it could have an adverse effect on our financial condition.

Prior to our merger with Kennedy-Wilson, Inc. we did not have any operations and Kennedy-Wilson, Inc. has not recently operated as a “reporting company.” Fulfilling our obligations as a “reporting company” going forward will be expensive and time consuming.

Kennedy-Wilson, Inc. has not been a public reporting company since 2004 and since that time has not been required to document and assess the effectiveness of its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Although we have maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to our activities, Kennedy-Wilson, Inc. has not been required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting which are required with respect to a public company with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or the SEC, our management will be required to implement additional corporate governance practices and to adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations will require significant time and resources from our management, finance and accounting staff and will significantly increase our legal, insurance and financial compliance costs. As a result of the increased costs associated with being a “reporting company,” Kennedy-Wilson, Inc.’s operating income as a percentage of revenue is likely to be lower.

We may incur expenses associated with defending law suits filed by former holders of Kennedy-Wilson, Inc. stock.

On November 13, 2009, our wholly owned subsidiary, KW Merger Sub Corp., merged with and into Kennedy-Wilson, Inc. Prior to the merger, a small percentage of Kennedy-Wilson, Inc.’s outstanding common stock was owned by holders who were not known to our management. If one or more of these holders were to bring a claim alleging that members of Kennedy-Wilson, Inc.’s board of directors breached their fiduciary duties in connection with approving the merger, we would incur costs defending and/or settling such claim.

Risks Related to Ownership of Our Securities

Our directors and officers and their affiliates are significant stockholders, which makes it possible for them to have significant influence over the outcome of all matters submitted to stockholders for approval and which influence may be in conflict with our interests and the interests of our other stockholders.

As of November 14, 2009, our directors and executive officers and their respective affiliates owned an aggregate of approximately 51.3% of the outstanding shares of our common stock. Our directors and executive officers and their respective affiliates also hold warrants, which if exercised, will give them greater control of us. These stockholders will have significant influence over the outcome of all matters submitted for stockholder approval, including the election of our directors and other corporate actions. In addition, such influence by one or more of these affiliates could have the effect of discouraging others from attempting to purchase or take us over and/or reducing the market price offered for our common stock in such an event.

We may issue additional equity securities which may dilute your interest in us.

In order to expand our business, we may consider offering and issuing additional equity or equity-based securities. Holders of our securities may experience a dilution in the net tangible book value per share held by them if this occurs. The number of shares that we may issue for cash without stockholder approval will be limited by the rules of the American Stock Exchange or other exchange on which our securities are listed. However, there are generally exceptions which allow companies to issue a limited number of equity securities without stockholder approval which would dilute your ownership.

The ownership interest of our current stockholders will be substantially diluted if the Guardian Note is converted.

In connection with our merger with Kennedy-Wilson, Inc., a convertible subordinated note with a principal amount of $30 million that was issued by Kennedy-Wilson, Inc. to Guardian Life Insurance Company of America (“Guardian”) in November 2008 (the “Guardian Note”) became convertible into shares of our common stock pursuant to the terms of the Guardian Note. The Guardian Note bears interest at a fixed rate of 7% payable quarterly and the outstanding balance of the Guardian Note is due on November 3, 2018. Guardian has the option to convert, in whole or in part, the outstanding principal balance and accrued interest of the Guardian Note into common stock at a conversion price of $9.86 per share any time prior to May 3, 2017. As of February 3, 2010, the outstanding principal balance and accrued interest of the Guardian Note were $30 million and $0, respectively. As of February 3, 2010 the estimated number of shares of common stock into which the Guardian Note will be convertible is 3,042,446. To the extent the Guardian Note is converted, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares of common stock eligible for resale into the public market. Sales of such shares of common stock could adversely affect the market price of our common stock.

If the benefits of our merger with Kennedy-Wilson, Inc. do not meet the expectations of financial or industry analysts, the market price of our securities may decline.

The market price of our securities may decline as a result of the merger if:

•	we do not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, our security holders may experience a loss as a result of a decline in the market price of our securities. In addition, a decline in the market price of our securities could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The price of our securities may be volatile.

The price of our securities may be volatile due to factors such as:

•	changes in real estate prices;

•	actual or anticipated fluctuations in our quarterly and annual results and those of our publicly held competitors;

•	mergers and strategic alliances among any real estate companies;

•	market conditions in the industry;

•	changes in government regulation and taxes;

•	shortfalls in our operating results from levels forecasted by securities analysts;

•	investor sentiment toward the stock of real estate companies in general;

•	announcements concerning us or its competitors; and

•	the general state of the securities markets.

AMEX may delist our securities from quotation on its exchange, which could limit your ability to trade our securities and subject us to additional trading restrictions.

Our securities are listed on AMEX, a national securities exchange. We cannot assure you that our securities will continue to be listed on AMEX in the future. If AMEX delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for our company;

•	a decreased ability for us to issue additional securities or obtain additional financing in the future; and

•	limited liquidity for our security holders due to thin trading.

Our staggered board may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders and certain anti-takeover provisions in our organizational documents may discourage a change in control.

Our second amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. As a result, at any annual meeting only a minority of the board of directors will be considered for election. Since this “staggered board” would prevent our stockholders from replacing a majority of our board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders. Additionally, certain provisions of our second amended and restated certificate of incorporation and our amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

In addition, Section 203 of the Delaware General Corporation Law, or DGCL, may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder,” which is defined generally as a person with 15% or more of a corporation’s outstanding voting stock, to effect a “business combination” with the corporation for a three-year period. A “business combination” is defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation.

These anti-takeover provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to: (1) difficulties encountered in integrating the merged companies; (2) officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business; (3) success in retaining or recruiting, or changes required in, our officers, key employees or directors; (4) the potential liquidity and trading of our public securities; (5) our revenues and operating performance; (6) changes in overall economic conditions; (7) our ability to raise and successfully invest additional capital; (8) risks and costs associated with complying with corporate governance regulation and disclosure obligations (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002); (9) the conversion of the Guardian Note; (10) our obligations pursuant to the Guardian Note which may negatively affect our financial position and results of operations; and (11) other risks listed under the heading “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

This prospectus relates to 4,993,471 warrants and 21,820,058 shares of common stock that may be sold from time to time. The shares of common stock being offered under this prospectus includes (i) 4,993,471 shares of common stock underlying warrants purchased by our founding stockholders, (ii) 12,756,529 shares of common stock underlying warrants issued in our initial public offering pursuant to a prospectus dated November 14, 2007, and (iii) 4,070,058 shares of common stock purchased by our founding stockholders in a private placement and issued to certain of our officers and directors in connection with our merger with Kennedy-Wilson, Inc.

We will not receive any of the proceeds from the sale of the shares under this prospectus, although we could receive up to $62,418,387.50 upon the exercise of all of the warrants held by the Selling Security Holders and $159,456,612.50 upon the exercise of all of the outstanding warrants issued in our initial public offering pursuant to a prospectus dated November 14, 2007. Any amounts we receive from such exercises will be used for general working capital purposes.

SELLING SECURITY HOLDERS

The warrants and shares of common stock being offered by the Selling Security Holders are those that have been issued to the Selling Stockholders and/or are issuable to the Selling Security Holders upon exercise of outstanding warrants. The term “Selling Security Holders” as used in this prospectus, refers to the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Security Holders’ interests in the shares covered by this prospectus other than through a public sale. We are registering the warrants and shares of common stock in order to permit the Selling Security Holders to offer the warrants and shares for resale from time to time. Unless otherwise described below, to our knowledge, no Selling Security Holder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Information with respect to beneficial ownership is based upon information provided by or on behalf of the Selling Security Holders. The following table sets forth information as of February 5, 2010 (assuming that this prospectus was declared effective on such date) regarding the common stock beneficially owned by each Selling Security Holder that may be offered using this prospectus.

A Selling Security Holder may offer all, some or none of the warrants or shares of the common stock set forth below. Information about the Selling Security Holders may change over time. Changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and as required. We have no arrangements or understandings with any stockholder to distribute the securities.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying securities that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after February 5, 2010 (assuming that this prospectus was declared effective on such date) are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 41,284,400 shares of common stock outstanding as of February 5, 2010. The table below assumes that all of the securities being offered by the Selling Security Holders under this prospectus are sold.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage of Common Stock Beneficially Owned After the Offering(1)
Flat Ridge Investments LLC(2)	3,532,127	3,532,127	0	0
LLM Structured Equity Fund L.P.(3)	1,814,862	1,814,862	0	0
LLM Investors L.P.(3)	37,037	37,037	0	0
CMS Platinum Fund, L.P.(4)	462,975	462,975	0	0
SJC Capital, LLC(5)	15,143	15,143	0	0
Michael Castine(6)	15,143	15,143	0	0
Michael Downey(6)	15,143	15,143	0	0
James Cahill(7)	95,343	95,343	0	0
Daniel Gressel(6)	15,143	15,143	0	0
John Merchant(6)	15,143	15,143	0	0
Barry Schlesinger(8)	114,209	114,209	0	0
Freeman Lyle(9)	701,974	62,463	639,511	1.5%
William J. McMorrow Revocable Trust(10)	12,232,163	1,422,826	10,809,337	26.2%
Jerry Solomon(11)	57,837	57,837	0	0
Norm Creighton(12)	230,574	230,574	0	0
Donald J. Herrema(13)	556,875	55,687	501,188	1.2%
Mary Ricks(14)	1,012,579	101,257	911,322	2.2%
Kent Y. Mouton(15)	128,630	128,630	0	0
Cathy Hendrickson(16)	3,094	3,094	0	0
Robert E. Hart(17)	131,754	131,754	0	0
James Rosten(18)	261,540	261,540	0	0

Name of Selling Security Holder	Number of Warrants Beneficially Owned Prior to the Offering	Total Number of Warrants Owned Being Registered	Number of Warrants Beneficially Owned After the Offering	Percentage of Warrants Beneficially Owned After the Offering
Flat Ridge Investments LLC(2)	2,710,742	2,710,742	0	0
LLM Structured Equity Fund L.P.(3)	1,416,814	1,416,814	0	0
LLM Investors L.P.(3)	28,914	28,914	0	0
CMS Platinum Fund, L.P.(4)	361,432	361,432	0	0
Malibu Companies LLC	475,569	475,569	0	0

(1)	Assumes exercise of all of the holder’s outstanding warrants. The numbers of shares of common stock issuable upon exercise of warrants will be subject to adjustment upon a stock dividend, stock split and upon the occurrence of certain transactions. As a result, the number of shares of common stock issuable upon exercise of the warrants may be adjusted in the future.
(2)	David A. Minella, our director and former Chief Executive Officer and Chairman, is the Managing Member of Flat Ridge Investments LLC, and may be deemed to beneficially own the securities beneficially owned by Flat Ridge Investments LLC. Mr. Minella disclaims beneficial ownership of any securities in which he does not have a pecuniary interest.
(3)	Patrick J. Landers, our former director and President, may be deemed to beneficially own the securities beneficially owned by LLM Structured Equity Fund L.P. and LLM Investors L.P. Mr. Landers owns a 50% membership interest in LLM Capital Group LLC, which owns a 75% membership interest in LLM Capital Partners LLC. LLM Capital Partners LLC is the Sole Member of LLM Advisors LLC, which is the General Partner of LLM Advisors L.P. LLM Advisors LLC makes investment decisions through an investment committee on behalf of LLM Advisors L.P., which is the General Partner of each of LLM Structured Equity Fund L.P. and LLM Investors L.P. Mr. Landers is a member of the investment committee of LLM Advisors LLC. Mr. Landers disclaims beneficial ownership of any securities in which he does not have a pecuniary interest.
(4)	Willam Landman, our former director, is the Managing Member of CMS Platinum Fund, L.P. (formerly Capital Management Systems, Inc.) and may be deemed to beneficially own the securities beneficially owned by CMS Platinum Fund, L.P. Mr. Landman disclaims beneficial ownership of any securities in which he does not have a pecuniary interest.
(5)	William Cvengros, our former director, is the Managing Member of SJC Capital LLC, and may be deemed to beneficially own the securities beneficially owned by SJC Capital LLC. Mr. Cvengros disclaims beneficial ownership of any securities in which he does not have a pecuniary interest.

(6)	Former director.
(7)	Former Chief Financial Officer and Secretary.
(8)	Mr. Schlesinger is Co-CEO of KW Commercial Investment Group, our subsidiary.
(9)	Mr. Lyle is our Executive Vice President and Chief Financial Officer.
(10)	Mr. McMorrow is trustee of the William J. McMorrow Revocable Trust. Mr. McMorrow is our Chairman and Chief Executive Officer.
(11)	Mr. Solomon is a member of our board of directors.
(12)	Mr. Creighton is a member of our board of directors.
(13)	Mr. Herrema is Executive Vice Chairman and CEO of KW Capital Markets, our subsidiary.
(14)	Ms. Ricks is Co-CEO of KW Commercial Investment Group, our subsidiary.
(15)	Mr. Mouton is a member of our board of directors.
(16)	Ms. Hendrickson is a member of our board of directors.
(17)	Mr. Hart is President of KW Multi-Family Management Group, our subsidiary.
(18)	Mr. Rosten is President of Kennedy-Wilson Properties, our subsidiary.

PLAN OF DISTRIBUTION

We are registering an aggregate of 4,993,471 warrants and 21,820,058 shares of common stock consisting of:

•	4,993,471 shares of common stock underlying warrants purchased by our founding stockholders in a private placement;

•	12,756,529 shares of common stock underlying warrants issued in our initial public offering pursuant to a prospectus dated November 14, 2007; and

•

4,070,058 shares of common stock purchased by our founding stockholders in a private placement and issued to certain of our officers and directors in connection with our merger with Kennedy-Wilson, Inc.

A “Warrant Holder”, as used in this prospectus, may include persons who receive warrants or shares of common stock from a Warrant Holder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the warrants and shares of common stock underlying each of the warrants offered in this prospectus. The Selling Security Holders will bear any brokerage commissions and similar selling expenses that may result from their resale of the shares of common stock offered in this prospectus.

The shares of common stock underlying the warrants offered by us through this prospectus will be issued upon surrender of the associated warrant certificate, completion of documentation to evidence the exercise of the warrant and payment of the exercise price of $12.50 per share in cash, good certified check or good bank draft, to our warrant agent, Continental Stock Transfer & Trust Company. Upon proper exercise of a warrant, our warrant agent will issue the shares of common stock underlying the exercised warrant in the name of the person as directed by the Warrant Holder. The Warrant Holder may exercise all or any portion of a warrant beginning after the date that the registration statement relating to this prospectus becomes effective and ending on November 14, 2013, unless earlier redeemed. Once issued to a Warrant Holder upon proper exercise of a warrant, the shares of common stock registered in this registration statement of which this prospectus forms a part will be freely tradeable in the hands of persons other than our affiliates.

Copies of this prospectus will be delivered to the record holders of our warrants promptly following the effective date of the registration statement of which this prospectus forms a part. Any Warrant Holder who desires to purchase shares of common stock under this prospectus must properly exercise his or her warrants on or before November 14, 2013.

The Selling Security Holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their warrants or shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when disposing of warrants or shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the warrants or shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such warrants or shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The warrants or shares may also be sold under Rule 144 or other applicable provision under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus. The Selling Security Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of warrants or shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Security Holders may pledge their warrants or shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged warrants or shares.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of warrants or shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the warrants or shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the warrants or shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell warrants or shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Security Holders and any other persons participating in the sale or distribution of the warrants or shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the warrants or shares by, the Selling Security Holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the warrants or shares.

If any of the warrants or shares of common stock offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Security Holders will sell all or any portion of the warrants or shares offered under this prospectus.

DESCRIPTION OF SECURITIES

The following discussion summarizes the material terms of our securities. This discussion does not purport to be complete and is qualified in its entirety by reference to our second amended and restated certificate of incorporation and our amended and restated bylaws.

General

Our second amended and restated certificate of incorporation authorizes the issuance 80,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of February 5, 2010, 41,284,400 shares of common stock are outstanding, held by stockholders of record and no shares of preferred stock were outstanding.

Common Stock

As of the date of this prospectus, there were 41,284,400 shares of common stock outstanding. Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our second amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding shares of preferred stock, of which there presently are none. Our common stock has no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Our board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our second amended and restated certificate of incorporation, provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, the designations, powers, and preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management by diluting the stock ownership or voting rights of a person seeking to obtain control of the company or remove existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

Public Warrants

Each public warrant entitles the registered holder to purchase one share of our common stock at a price of $12.50 per share, subject to adjustment as discussed below, at any before November 14, 2013.

However, the public warrants are exercisable only if a registration statement relating to the common stock issuable upon exercise of the public warrants is effective and current. The public warrants will expire on November 14, 2013 or earlier upon redemption.

At any time while the public warrants are exercisable and there is an effective registration statement covering the shares of common stock issuable upon exercise of the public warrants available and current throughout the 30 day redemption period, we may call the outstanding public warrants (except as described below with respect to the sponsors warrants) for redemption:

•

in whole and not in part at a price of $.01 per warrant if the sale price of our common stock equals or exceeds $19.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders; and

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder.

The public warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions of the public warrants.

We established these redemption criteria to provide warrantholders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue notice of redemption of the public warrants, each warrantholder shall be entitled to exercise his or her warrant prior to the scheduled redemption date. However, there can be no assurance that the price of common stock will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant (including the sponsors warrants) to do so on a “cashless basis.” If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering his, her or its public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our public warrants for redemption and our management does not take advantage of this option, our sponsors and their respective transferees would still be entitled to exercise their sponsor warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their public warrants on a cashless basis.

The exercise price and number of shares of common stock issuable on exercise of the public warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the public warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price except in certain circumstances.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of public warrants being exercised. On the exercise of any warrant, the warrant exercise price will be paid directly to us and not placed in the trust account. In no event may the public warrants be net cash settled. Warrantholders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their public warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No public warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the public warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the public warrants. Under the terms of the warrant agreement we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the public warrants until the expiration of the public warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to these shares of common stock issuable upon exercise of the public warrants, holders will be unable to exercise their public warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to these shares of common stock issuable upon the exercise of the public warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the public warrants reside, the public warrants may have no value, the market for the public warrants may be limited and the public warrants may expire worthless.

No fractional shares will be issued upon exercise of the public warrants. If a holder exercises public warrants and would be entitled to receive a fractional interest of a share, we will round up the number of shares of common stock to be issued to the warrantholder to the nearest whole number of shares.

Sponsors Warrants

The sponsors warrants are identical to the public warrants, except that the sponsors warrants:

•	are non-redeemable so long as they are held by any of the sponsors or their permitted transferees; and

•	may be exercised for cash or on a cashless basis as described below.

Although the shares of common stock issuable pursuant to the sponsors warrants will not be issued pursuant to a registration statement so long as they are held by the sponsors and their permitted transferees, the warrant agreement provides that the sponsors warrants may not be exercised unless we have an effective registration statement relating to the common stock issuable upon exercise of the sponsors warrants and a related current prospectus is available.

If holders of the sponsors warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its sponsor warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the sponsor warrants, multiplied by the difference between the exercise price of the sponsor warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of sponsor warrants. The reason that we agreed that these sponsor warrants will be exercisable on a cashless basis so long as they are held by the sponsors and their affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell securities in the open market will be significantly limited.

The sponsors or their permitted transferees are entitled to registration rights with respect to the sponsors warrants under an agreement signed with us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for our securities and the warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004; telephone (212) 509-4000.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make, including any filings filed after the date of the initial registration statement that this prospectus forms a part of and prior to the effectiveness of such registration statement, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 16, 2009 (File No. 001-33824);

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2009, as filed with the SEC on May 11, 2009 (File No. 001-33824);

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2009, as filed with the SEC on August 7, 2009 (File No. 001-33824);

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2009, as filed with the SEC on November 6, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on January 7, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on February 13, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on May 18, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on September 9, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on September 11, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on September 15, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on October 2, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on October 26, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on November 9, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on November 9, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on November 12, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on November 13, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on November 13, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on November 16, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on November 19, 2009 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on December 18, 2009 (File No. 001-33824); and

•

The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on November 13, 2009 (File No. 001-32824) and in Amendment No. 1 to such Registration Statement filed with the SEC on November 16, 2009 (File No. 001-32824), including any amendments or reports filed for purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Blvd., Suite 700

Beverly Hills, CA 90212

(310) 887-6400

Attn: Secretary

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Loeb & Loeb LLP.

EXPERTS

The consolidated financial statements of Kennedy-Wilson, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements—an Amendment of ARB No. 51.

The financial statements of Kennedy-Wilson Holdings, Inc. as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and the periods from July 9, 2007 (inception) to December 31, 2007 and July 9, 2007 (inception) to December 31, 2008 incorporated by reference herein have been so included in the reliance on a report of McGladrey & Pullen LLP, an independent registered public accounting firm, incorporated by reference herein given on the authority of said firm, as experts in auditing and accounting.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with respect to the common stock offered in this prospectus with the SEC in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document that is filed as an exhibit to the registration statement. Each statement concerning a document that is filed as an exhibit should be read along with the entire document. We also file annual, quarterly and current reports and other information with the SEC. For further information regarding us and the common stock offered in this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy our reports and other information filed with the SECat the SEC’s Public Reference Room. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Our corporate website is http://www.KennedyWilson.com. The information contained in, or that can be accessed through, our website is not part of this prospectus and should not be relied upon in determining whether to purchase our securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$6,016.40
Legal fees and expenses	50,000.00
Accounting fees and expenses	15,000.00
Printing expenses	5,000.00
Transfer agent and registrar fees and expenses	5,000.00
Miscellaneous	5,000.00

Total	$86,016.40

Item 15.	Indemnification of Directors and Officers

Our second amended and restated certificate of incorporation provides as follows:

“SEVENTH: The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Our amended and restated by-laws provides as follows:

“Article VII Indemnification of Directors and Officers

7.1 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.2 The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3 To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4 Any indemnification under sections 1 or 2 of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion,

(c) By the stockholders.

7.5 Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6 The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

7.8 For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.

7.9 For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.”

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

The following exhibits are included or incorporated herein by reference.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, by and among Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc., dated as of September 8, 2009(1)

2.2	Amendment No. 1 to the Agreement and Plan of Merger dated October 22, 2009 between Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc.(1)

2.3	Amendment No. 2 to the Agreement and Plan of Merger dated October 26, 2009 between Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc.(1)

4.1	Specimen Common Stock Certificate.*

4.2	Form of Specimen Warrant Certificate of Kennedy-Wilson Holdings, Inc.(2)

4.3	Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company and Kennedy-Wilson Holdings, Inc.(3)

5.1	Opinion of Loeb & Loeb LLP*

23.1	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)*

23.2	Consent of Independent Registered Public Accounting Firm*

23.3	Consent of Independent Registered Public Accounting Firm*

24.1	Power of Attorney(contained on the signature page to this Registration Statement)*

(*)	Filed herewith.
(1)	Attached as an annex to the registrant’s Registration Statement on Form S-4/A (File No. 333-162116) filed with the Securities and Exchange Commission on October 28, 2009 and incorporated herein by reference.
(2)	Filed as an exhibit to the registrant’s Registration Statement on Form S-4 (File No. 333-162116) filed with the Securities and Exchange Commission on September 24, 2009 and incorporated herein by reference.
(3)	Filed as Annex C to Amendment No. 5 to the registrant’s Registration Statement on Form S-4 (File No.: 333-162116) filed on October 28, 2009 and incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 16th day of February, 2010.

Kennedy-Wilson Holdings, Inc., a Delaware corporation

By:	/s/ WILLIAM J. MCMORROW
William J. McMorrow Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William J. McMorrow and Freeman Lyle, and each of them, his or her attorneys-in-fact and agents, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file such amendments or supplements, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. Each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM J. MCMORROW William J. McMorrow	Chief Executive Officer (principal executive officer) and Chairman	February 16, 2010

/s/ FREEMAN LYLE Freeman Lyle	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	February 16, 2010

/s/ KENT MOUTON Kent Mouton	Director	February 16, 2010

/s/ JERRY R. SOLOMON Jerry R. Solomon	Director	February 16, 2010

Norm Creighton	Director

Thomas Sorell	Director

David A. Minella	Director

/s/ CATHY HENDRICKSON Cathy Hendrickson	Director	February 16, 2010

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, by and among Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc., dated as of September 8, 2009(1)

2.2	Amendment No. 1 to the Agreement and Plan of Merger dated October 22, 2009 between Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc.(1)

2.3	Amendment No. 2 to the Agreement and Plan of Merger dated October 26, 2009 between Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc.(1)

4.1	Specimen Common Stock Certificate.*

4.2	Form of Specimen Warrant Certificate of Kennedy-Wilson Holdings, Inc.(2)

4.3	Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company and Kennedy-Wilson Holdings, Inc.(3)

5.1	Opinion of Loeb & Loeb LLP*

23.1	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)*

23.2	Consent of Independent Registered Public Accounting Firm*

23.3	Consent of Independent Registered Public Accounting Firm*

24.1	Power of Attorney(contained on the signature page to this Registration Statement)*

(*)	Filed herewith.
(1)	Attached as an annex to the registrant’s Registration Statement on Form S-4/A (File No. 333-162116) filed with the Securities and Exchange Commission on October 28, 2009 and incorporated herein by reference.
(2)	Filed as an exhibit to the registrant’s Registration Statement on Form S-4 (File No. 333-162116) filed with the Securities and Exchange Commission on September 24, 2009 and incorporated herein by reference.
(3)	Filed as Annex C to Amendment No. 5 to the registrant’s Registration Statement on Form S-4 (File No.: 333-162116) filed on October 28, 2009 and incorporated herein by reference.